Exhibit 10.18

WHENEVER CONFIDENTIAL INFORMATION IS OMITTED HEREIN (SUCH OMISSIONS ARE DENOTED BY AN ASTERISK *), SUCH CONFIDENTIAL INFORMATION HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

LICENSE AGREEMENT

by and between

THE SCRIPPS RESEARCH INSTITUTE,

a California nonprofit

public benefit corporation

and

REPLIGEN CORPORATION,

a Delaware corporation

i

6.	Reports on Progress, Benchmarks, Sales or Payments		11
	6.1	Commercial Development Plan and Benchmarks	11
	6.2	Progress Reports on Commercial Development Plan and Benchmarks	11
	6.3	Reports on Revenues and Payments	12
	6.4	Royalty Payments	13
	6.5	Foreign Sales	13
	6.6	Foreign Taxes	13

7.	Record Keeping		13

8.	Patent Matters		14
	8.1	Patent Prosecution and Maintenance	14
	8.2	Information to Licensee	14
	8.3	Patent Costs	14
	8.4	Ownership	15
	8.5	TSRI Right to Pursue Patent	15
	8.6	Infringement Actions.	15

9.	Indemnity and Insurance		16
	9.1	Indemnity	16
	9.2	Insurance	17

10.	Limited Warranty		17
	10.1	Limited Warranty	18

11.	Confidentiality and Publication		18
	11.1	Treatment of Confidential Information	18
	11.2	Publications	19
	11.3	Publicity	19

12.	Term and Termination		19
	12.1	Term	19
	12.2	Termination Upon Mutual Agreement	19
	12.3	Termination by TSRI	19
	12.4	Termination by Licensee	20
	12.5	Rights Upon Expiration	20
	12.6	Rights Upon Termination	20
	12.7	Work-in-Progress	20
	12.8	Final Royalty Report	21

13.	Assignment; Successors		21
	13.1	Assignment	21
	13.2	Binding Upon Successors and Assigns	21

14.	General Provisions		21
	14.1	Independent Contractors	21
	14.2	Late Payments	21

ii

14.3	Governmental Approvals and Marketing of Licensed Products	21
14.4	Patent Marking	21
14.5	No Use of Name	21
14.6	U.S. Manufacture	22
14.7	Foreign Registration	22
14.8	Use of Materials	22
14.9	Arbitration	22
14.10	Entire Agreement; Modification	23
14.11	California Law	23
14.12	Headings	23
14.13	Severability	24
14.14	No Waiver	24
14.15	Name	24
14.16	Attorneys’ Fees	24
14.17	Notices	24
14.18	Compliance with U.S. Laws	25

iii

LICENSE AGREEMENT

This License Agreement is entered into and made effective as of this 6th day of April, 2007 (the “Effective Date”), by and between THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation (“TSRI”) located at 10550 North Torrey Pines Road, La Jolla, California 92037, and Repligen Corporation, a Delaware corporation (“Licensee”) located at 41 Seyon Street, Waltham, Massachusetts, 02453 with respect to the facts set forth below.

RECITALS

A. TSRI is engaged in fundamental scientific biomedical and biochemical research including research relating to Friedrich’s ataxia (FA).

B. Licensee is engaged in research and development of products to prevent, diagnose and treat diseases and conditions in humans.

C. TSRI has disclosed to Licensee certain technology and TSRI has the right to grant a license to the technology, subject to certain rights of the U.S. Government resulting from the receipt by TSRI of certain funding from the U.S. Government.

D. TSRI desires to grant to Licensee, and Licensee wishes to acquire from TSRI, a sole worldwide right and license to certain patent rights and materials of TSRI, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, TSRI and Licensee hereby agree as follows:

1. Definitions. Capitalized terms shall have the meaning set forth herein.

1.1 Affiliate. The term “Affiliate” shall mean any entity which directly or indirectly controls, or is controlled by Licensee. The term “control” as used herein means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; or (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. Unless otherwise specified, the term Licensee includes Affiliates.

1.2 Confidential Information. The term “Confidential Information” shall mean any and all proprietary or confidential information of TSRI or Licensee which may be exchanged between the parties at any time and from time to time during the term of this Agreement. Information shall not be considered confidential to the extent that the receiving party can establish by competent proof that it:

(a) Is publicly disclosed through no fault of any party hereto, either before or after it becomes known to the receiving party; or

(b) Was known to the receiving party prior to the date of this Agreement, which knowledge was acquired independently and not from another party hereto (or such party’s employees); or

(c) Is subsequently disclosed to the receiving party in good faith by a third party who has a right to make such disclosure; or

(d) Has been published by a third party as a matter of right.

1.2.1 In the event that Confidential Information is required to be disclosed by law or court order, in which event the party required to make such disclosure shall limit the same to the minimum required to comply with the law or court order, and prior to making such disclosure that party shall notify the other party, not later than ten (10) days before the disclosure in order to allow that other party to comment and/or to obtain a protective or other order, including extensions of time and the like, with respect to such disclosure.

1.3 Field. The term “Field” shall mean the prevention, diagnosis and treatment of conditions or diseases in humans.

1.4 Licensed Patent Rights. The term “Licensed Patent Rights” shall mean rights arising out of or resulting from (a) the U.S./PCT Patent Application(s) set forth on Exhibit A; (b) the foreign patent applications of (a); (c) the patents proceeding from (a) and (b); (d) divisionals, continuations, reissues, reexaminations, and extensions of any patent or application set forth in (a)- (c) above; and (e) all claims of continuations-in-part that are entitled to the benefit of the priority date of (a).

1.5 Licensed Product. The term “Licensed Product” shall mean any product, the manufacture, use, importation, sale or offer for sale of which in or into a particular country is covered by a Valid Claim within the Licensed Patent Rights. Whether a product is a “Licensed Product” shall be determined on a country-by-country basis.

1.6 Licensed Process. The term “Licensed Process” shall mean any process, the performance of which is covered by a Valid Claim of Licensed Patent Rights. Whether a process is a “Licensed Process” shall be determined on a country-by-country basis.

1.7 Licensed Service. The term “Licensed Service” shall mean the performance of a service by Licensee or a sublicensee for a third party, which performance uses or incorporates a Licensed Product or Licensed Process. Whether a service is a “Licensed Service” shall be determined on a country-by-country basis.

1.8 Major Market Country. The term “Major Market Country” shall mean any of the following countries: the United States of America, the United Kingdom, France, Germany, Spain, Italy, Japan, Canada, or Australia.

1.9 Net Sales. The term “Net Sales” shall mean the gross amount invoiced by Licensee, or sublicensee, or any of them on all sales of Licensed Products, Licensed Processes and Licensed Services less (a) discounts, chargebacks and rebates actually allowed, whether in cash or trade; (b) credits for claims, allowances, retroactive price reductions or returned goods;

(c) prepaid freight and insurance; and (d) sales taxes or other governmental charges actually paid in connection with sales of Licensed Products (but excluding what are commonly known as income taxes and value-added taxes). Net Sales shall include all consideration charged by Licensee or sublicensees in exchange for any Licensed Products, Licensed Processes, or Licensed Services, including without limitation any monetary payments or any other property whatsoever. For purposes of determining Net Sales, a sale shall be deemed to have occurred when an invoice therefore shall be generated or the Licensed Product shipped for delivery, Licensed Process, completed, or Licensed Service provided. Sales of Licensed Products by Licensee to any Affiliate or sublicensee which is a reseller thereof shall be excluded, and only the subsequent sale of such Licensed Products by Affiliates or sublicensees of Licensee to unrelated parties shall be deemed to generate Net Sales hereunder.

1.10 Valid Claim. The term “Valid Claim” shall mean a claim of an issued patent within the Licensed Patent Rights that has not lapsed, expired, been canceled, or become abandoned, and has not been held invalid by a court or other appropriate body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise. The term Valid Claim shall also include the claims of a pending patent application within the Licensed Patent Rights for a period of six (6) years from the date of first examination (i.e., first office action) of that patent application.

1.11 Novartis Research Products Nonexclusive License. “Novartis Research Products Nonexclusive License” shall mean the non-exclusive, worldwide license rights (without the right to sublicense) granted by Scripps to Novartis under the Licensed Patent Rights to make and use (but not sell) “Research Products”. “Research Products” is defined to mean any product, process or device which is designed or utilized for discovering, improving or testing a Therapeutic Product, Preventative medicine, or Diagnostic Product. “Diagnostic Product” means any product, process or device that is designed or utilized for diagnosis of a disease or condition in humans or vertebrate animals. “Preventative medicine” means any product, process or device that is designed or utilized to prevent the occurrence of any disease state in humans or vertebrate animals. “Therapeutic Product” means any product, process or device which is designed or utilized for treatment or mitigation of an existing disease state in humans or vertebrate animals.

2. Grant of License.

2.1 Grant of License for Licensed Products. TSRI hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, a sole license under the Licensed Patent Rights to make and have made, to use and have used and to import Licensed Products in the Field. In addition, TSRI hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive license under the Licensed Patent Rights to offer to sell, to sell and have sold Licensed Products in the Field.

2.2 Grant of License for Licensed Processes. TSRI hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, a sole license under the Licensed Patent Rights to use and have used Licensed Processes in the Field. In addition, TSRI hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive license under the Licensed Patent Rights to offer to sell, to sell and have sold Licensed Processes in the Field.

2.3 Grant of License for Licensed Services. TSRI hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, a sole license under the Licensed Patent Rights to use and have used Licensed Services in the Field. In addition, TSRI hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive license under the Licensed Patent Rights to offer to sell, to sell and have sold Licensed Services in the Field.

2.4 Sublicensing. Licensee shall have the right to grant and authorize sublicenses to any party with respect to the rights conferred upon Licensee under this Agreement, provided, however, that any such sublicense shall be subject in all respects to the provisions contained in this Agreement (excluding the payments specified in Sections 3.1 and 3.2 below). Sublicensees shall not further sublicense without TSRI’s prior written consent, which approval shall not be unreasonably withheld. Licensee shall forward to TSRI a copy of any and all fully executed agreements within thirty (30) days of execution.

2.5 No Other License. This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of TSRI other than Licensed Patent Rights regardless of whether such patents are dominant or subordinate to Licensed Patent Rights. TSRI and Licensee hereby agree and acknowledge that nothing in this Agreement, including without limitation the provisions of Sections 2.6, 2.7, and 2.8, create, expressly or implicitly, any obligation for Licensee to grant any rights or licenses, or to provide any materials or perform any services, to or for TSRI or any Third Party, including without limitation, the United States Government or Novartis.

2.6 Governmental Interest. Licensee and TSRI acknowledge that TSRI has received, and expects to continue to receive, funding from the United States Government in support of TSRI’s research activities. Licensee and TSRI acknowledge and agree that their respective rights and obligations pursuant to this Agreement shall be subject to the rights of the United States Government, which may exist, arise or result from TSRI’s receipt of research support from the United States Government, including but not limited to, 37 C.F.R. 401, the NIH Grants Policy Statement and the NIH Guidelines for Obtaining and Disseminating Biomedical Research Resources.

2.7 Reservation of Rights. TSRI reserves the right to use for any research or educational purposes any Licensed Patent Rights and materials licensed hereunder, without TSRI being obligated to pay Licensee any royalties or other compensation. In addition, TSRI reserves the right to grant non-exclusive research and educational use licenses to other nonprofit or academic institutions to Licensed Patent Rights licensed hereunder, without the other nonprofit entity being obligated to pay Licensee any royalties or other compensation. TSRI shall have no obligation to notify or inform Licensee of such use or licenses.

2.8 Novartis Non-Exclusive License. The licenses granted under Sections 2.1 and 2.2 of this Agreement are subject to the non-exclusive license rights granted to Novartis pursuant to the Novartis Research Products Nonexclusive License.

3. Royalties

3.1 License Issue Royalty. In consideration for TSRI entering into this Agreement, Licensee agrees to pay and shall pay to TSRI a noncreditable, nonrefundable license issue royalty in the amount of Three Hundred Thousand U.S. Dollars (U.S.$300,000) (“License Issue Royalty”) within fifteen (15) days of the Effective Date. Failure of Licensee to make this payment shall render this Agreement null and void (ab initio).

3.2 Equity. In addition to the License Issue Royalty specified in 3.1 above, Licensee shall issue to TSRI Eighty Seven Thousand Four Hundred Sixty-Four (87,464) shares of Licensee’s common stock, equal to Three Hundred Thousand U.S. Dollars (U.S. $300, 000) within fifteen (15) days of the Effective Date as reported on the Nasdaq Global Market or such other market on which such shares are then traded. Each share of Licensee common stock shall be valued at the closing price of such shares on the trading day immediately prior to the Effective Date. If the value of the shares is not equal to Three Hundred Thousand U.S. Dollars (U.S. $300,000) on the one-year anniversary of the Effective Date, Licensee shall make a cash payment to TSRI equal to the difference between the actual total value of the shares on such date and Three Hundred Thousand U.S. Dollars (U.S. $300,000) within thirty (30) days after the one year anniversary of the Effective Date.

3.3 Minimum Annual Royalty. Subject to the credits described in this Section 3.3, within thirty days following each anniversary of the Effective Date, Licensee agrees to pay and shall pay to TSRI a nonrefundable minimum annual royalty in the amount of [**Confidential Treatment Requested**] for the twelve (12) month period immediately preceding such anniversary date. Each such minimum annual royalty shall be offset (i.e., reduced by) by any amounts paid, as specified in 3.4, 3.5, 3.6, 4.1, and 4.2. hereunder by Licensee during the twelve (12) month period immediately preceding the relevant anniversary date.

3.4 Running Royalties for Licensed Products. Licensee agrees to pay and shall pay to TSRI a running royalty on a country by country basis in the amount of [**Confidential Treatment Requested**] of Net Sales of Licensed Products. Licensee shall be entitled to a credit against royalties due hereunder, of [**Confidential Treatment Requested**] of any royalties paid to any third parties by Licensee, its Affiliates or sublicensees which is necessary in order for Licensee or its Affiliates or sublicensees to make, use, sell, offer for sale, or import any Licensed Product without infringing any patent or other rights of such third party. The application of such credit shall be limited so that it shall not reduce by more than [**Confidential Treatment Requested**] the royalties paid hereunder for any given period.

3.5 Running Royalties for Licensed Processes. Licensee agrees to pay and shall pay to TSRI a running royalty on a country by country basis in the amount of [**Confidential Treatment Requested**] of Net Sales of products made using a Licensed Process. Licensee shall be entitled to a credit against royalties due hereunder, of [**Confidential Treatment Requested**] of any royalties paid to any third parties by Licensee, its Affiliates or sublicensees which is necessary in order for Licensee or its Affiliates or sublicensees to make, use, sell, offer for sale or perform any Licensed Process without infringing any patent or other rights of such third party. The application of such credit shall be limited so that it shall not reduce by more than [**Confidential Treatment Requested**] the royalties paid hereunder for any given period.

3.6 Running Royalties for Licensed Services. Licensee agrees to pay and shall pay to TSRI [**Confidential Treatment Requested**] of any and all Net Sales for Licensed Services. Licensee shall be entitled to a credit against royalties due hereunder, of [**Confidential Treatment Requested**] of any royalties paid to any third parties by Licensee, its Affiliates or sublicensees which is necessary in order for Licensee or its Affiliates or sublicensees to make, use, sell, offer for sale or perform any Licensed Service without infringing any patent or other rights of such third party. The application of such credit shall be limited so that it shall not reduce by more than [**Confidential Treatment Requested**] the royalties paid hereunder for any given period.

3.7 Multiple Royalties. No multiple royalties shall be due because any Licensed Product, Licensed Process or Licensed Service is covered by more than one of the Licensed Patent Rights. In such case, Licensee shall pay the highest of the royalties owed to TSRI pursuant to Sections 3.4-3.6 above.

3.8 Arms-Length Transactions. On sales of Licensed Products, Licensed Processes or Licensed Services which are made in other than an arm’s-length transaction, the value of the Net Sales attributed under this Section 3 to such a transaction shall be that which would have been received in an arm’s-length transaction, based on sales of like quality and quantity products on or about the time of such transaction. “Arm’s-length transaction” means a sale between unaffiliated parties.

3.9 Duration of Royalty Obligations. The royalty obligations of Licensee as to each Licensed Product, Licensed Process or Licensed Service shall terminate on a country-by-country basis concurrently with the expiration or termination of the last Valid Claim within Licensed Patent Rights that covers such Licensed Product or Licensed Process or Licensed Service.

4. Non-royalty Revenues.

4.1 Sublicense Revenues. Any and all revenues, other than royalties, research and development funding (excluding Licensed Services), and equity investments made by such sublicensees in Licensee’s stock, pursuant to a stock purchase agreement that is separate from the sublicense agreement, to the extent such stock was sold by Licensee for a price that is above the then-current fair market value (for avoidance of doubt, the amount above fair market value shall be included within Sublicense Revenue as defined herein). Sublicense Revenue shall be reported and paid to TSRI by Licensee within thirty (30) days of receipt by Licensee as provided herein. Licensee shall pay to TSRI a non-creditable, non-refundable percentage of these Sublicense Revenues according to the following schedule (“Sublicense Payments”):

Effective Date of Sublicense Agreement	Percent of Sublicense Revenues Payable to TSRI

First period of six months after Effective Date	[**Confidential Treatment Requested**]
Second period of six months after Effective Date	[**Confidential Treatment Requested**]

Third period of six months after Effective Date	[**Confidential Treatment Requested**]
Fourth period of six months after Effective Date	[**Confidential Treatment Requested**]
During the third year after Effective Date	[**Confidential Treatment Requested**]
During or after the fourth year after Effective Date	[**Confidential Treatment Requested**]

Any non-cash consideration received by Licensee from sublicensees shall be valued at its fair market value as of the date of receipt.

4.2 Product Development Milestones. Licensee agrees to pay and shall pay to TSRI the following non-creditable, non-refundable product development milestones within thirty (30) days of the first achievement of each milestone with a Licensed Product. All such milestones shall be payable a maximum of one time each regardless of how many times each is achieved in a particular country and regardless of in how many countries each is achieved.

Milestone Event	Payment

First Patient Dosed in a Clinical Trial in a Major Market Country	[**Confidential Treatment Requested**]

First Patient Dosed in a Phase III Trial (or its equivalent) in a Major Market Country	[**Confidential Treatment Requested**]

Acceptance of NDA Filing by the FDA (or its equivalent) in a Major Market Country	[**Confidential Treatment Requested**]

FDA Approval of an NDA to treat Friedrich’s Ataxia	[**Confidential Treatment Requested**]

FDA Approval of an NDA to treat a disease other than Friedrich’s Ataxia	[**Confidential Treatment Requested**]

European Approval in a Major Market Country	[**Confidential Treatment Requested**]

4.3 Certain Additional Terms. After Licensee executes its first sublicense pursuant to Section 2.4, all amounts that Licensee thereafter pays to TSRI under Section 4.2 shall be fully credited only against the Sublicense Payments due from Licensee to TSRI under Section 4.1 for product development milestone payments that Licensee subsequently receives from its sublicensees under sublicense agreements (“Sublicensee Milestone Payments”). The payments that Licensee makes to TSRI under Section 4.2 shall not be credited or applied against any other Sublicense Payments due from Licensee to TSRI under Section 4.1. In order to receive such credit, Licensee shall itemize in detail on its accounting of Sublicense Revenues under Section 4.1 the original amount of Sublicense Payments due under Section 4.1 for Sublicensee Milestone Payments for each sublicense, and the specific amounts paid to TSRI under Section 4.2 after the date of Licensee’s first sublicense that Licensee wants credited against its Sublicense Payments due under Section 4.1 for Sublicensee Milestone Payments for each sublicense. If any amounts required to be paid to TSRI under Section 4.2 are due before Licensee executes its first sublicense, but are not actually paid by Licensee to TSRI until after Licensee executes its first sublicense, then those amounts actually paid by Licensee to TSRI under Section 4.2 shall not be entitled to be credited or applied against Sublicense Payments due under Section 4.1 for Sublicensee Milestone Payments for any sublicense.

5. Royalty Payments.

5.1 Sales by Licensee. Royalties payable pursuant to Section 3 herein, shall be payable by Licensee quarterly, within sixty (60) days after the end of each calendar quarter, based upon Net Sales during the immediately preceding calendar quarter.

5.2 Sales by Sublicensees. Licensee agrees to pay and shall pay to TSRI, or cause its sublicensees to pay to TSRI all royalties pursuant to Section 3 herein resulting from the activities of its sublicensees, within ninety (90) days after the end of each calendar quarter.

6. Reports on Progress, Benchmarks, Sales or Payments.

6.1 Commercial Development Plan and Benchmarks. Prior to signing this Agreement, Licensee has provided to TSRI the Commercial Development Plan attached hereto as Exhibit B, under which Licensee intends to bring the subject matter of the Licensed Patent Rights to the point of commercial use. This Commercial Development Plan is hereby incorporated by reference into this Agreement. Based on this plan, performance Benchmarks are determined as specified in Exhibit C.

6.2 Progress Reports on Commercial Development Plan and Benchmarks. Licensee shall provide written annual reports on its product development progress or efforts to commercialize under the Commercial Development Plan for each of the Fields within thirty (30) days after June 30 of each year. These progress reports shall include, but not be limited to: progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing, marketing, importing, and sales during the preceding calendar year, as well as plans for the present calendar year. TSRI also encourages these reports to include information on any of Licensee’s public service activities that relate to the Licensed Patent Rights. If reported progress differs from that projected in the Commercial Development Plan and Benchmarks, Licensee shall explain the reasons for such differences. In any such annual report, Licensee may propose amendments to the Commercial Development Plan, acceptance of which by TSRI may not be denied unreasonably. Licensee agrees to provide any additional information reasonably required by TSRI to evaluate Licensee’s performance under this Agreement. Licensee may amend the Benchmarks at any time upon written consent by TSRI. TSRI shall not unreasonably withhold approval of any request by Licensee to extend the time periods of this schedule if such request is supported by a reasonable showing by Licensee of diligence in its performance under the Commercial Development Plan and toward bringing the Licensed Products to the point of commercial use. Licensee shall amend the Commercial Development Plan and Benchmarks at the request of TSRI to address any Licensed Fields not specifically addressed in the plan originally submitted.

6.2.1 At any time after two (2) years from the Effective Date of this Agreement, if TSRI, in its sole reasonable judgment, believes progress reports furnished by Licensee do not demonstrate that Licensee: (a) has put the licensed subject matter into commercial use in at least one Major Market Country, directly or through a sublicense, and is keeping the licensed subject matter reasonably available to the public; or (b) is engaged in research, development, manufacturing, marketing or sublicensing activity reasonably intended to achieving 6.2.1(a), then TSRI may terminate this Agreement, provided that TSRI shall provide express written notice to Licensee explaining in reasonably specific detail the reasons for such belief, and Licensee shall have not less than sixty (60) days to cure the applicable diligence failure or provide to TSRI evidence in support of Licensee’s diligence efforts. Licensee shall report to TSRI the dates for achieving Benchmarks specified in Exhibit C and the first commercial sale of a Licensed Product, Licensed Service, and Licensed Process in each country within thirty (30) days of such occurrences.

6.3 Reports on Revenues and Payments. Licensee shall submit to TSRI, no later than sixty (60) days after then end of each calendar quarter, a royalty report (the “Royalty Report”) setting forth for such quarter at least the following information:

(a)	the number of Licensed Products sold by Licensee, and its sublicensees;

(b)	the total Net Sales for such Licensed Products;

(c)	the total Net Sales for all Licensed Processes used or sold by Licensee and its sublicensees;

(d)	the total Net Sales for all Licensed Services performed;

(e)	deductions applicable to determine the Net Sales pursuant to Section 1.10;

(f)	the total amount of third party royalties paid, if any, and the calculation of the royalty credit under Sections 3.4, 3.5, and 3.6;

(g)	the amount of Sublicense Revenues received by Licensee; and

(h)	the amount of royalty due on all of the above, or if no royalties are due to TSRI for any reporting period, the statement that no royalties are due and a detailed explanation why they are not due for that quarterly period.

Such Royalty Report shall be certified as correct by an officer of Licensee and shall include a detailed listing of all deductions from royalties.

6.4 Royalty Payments. Licensee agrees to pay and shall pay to TSRI with each Royalty Report the amount of royalty due with respect to such quarter. If multiple technologies are covered by the license granted hereunder, Licensee shall specify which Licensed Patent Rights are utilized for each Licensed Product, Licensed Process, and/or Licensed Service included in the Royalty Report. All payments due hereunder shall be deemed received when funds are credited to TSRI’s bank account and shall be payable by check or wire transfer in United States Dollars.

6.5 Foreign Sales. The remittance of royalties payable on sales outside the United States shall be payable to TSRI in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in the Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of TSRI or its nominee in any commercial bank or trust company of TSRI’s choice located in that country, prompt written notice of which shall be given by Licensee to TSRI.

6.6 Foreign Taxes. Any tax required to be withheld by Licensee under the laws of any foreign country for any royalties or other amount due hereunder or for the accounts of TSRI shall be promptly paid by Licensee for and on behalf of TSRI to the appropriate governmental authority, and Licensee shall furnish TSRI with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority. Any such tax actually paid on TSRI’s behalf shall be deducted from royalty payments due TSRI.

7. Record Keeping. Licensee shall keep, and shall require its Affiliates and sublicensees to keep, accurate records (together with supporting documentation) of Licensed Products, Licensed Processes and Licensed Services made, used or sold under this Agreement, appropriate to determine the amount of royalties, Sublicense Payments, Product Development Milestone Payments and other monies due to TSRI hereunder. Such records shall be retained for at least five (5) years following the end of the reporting period to which such records relate. They shall be available during normal business hours for examination and copying by an accountant selected by TSRI, for the purpose of verifying Licensee’s reports and payments hereunder and its compliance with this Agreement. In conducting examinations pursuant to this Section, TSRI’s accountant shall have access to, and may disclose to TSRI, all records which TSRI reasonably believes to be relevant to the calculation of royalties under Section 3, non-royalty revenues under Section 4 and Licensee’s compliance with this Agreement.

Except as set forth above, TSRI’s accountant shall not disclose to TSRI any information other than information relating to the accuracy of reports and payments made hereunder and to Licensee’s compliance with this Agreement.

Such examination by TSRI’s accountant shall be at TSRI’s expense, provided that, if such examination shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then Licensee shall pay the cost of such examination (including without limitation TSRI’s attorney’s fees, accountant’s fees, and other costs) as well as any additional sum that would have been payable to TSRI had the Licensee reported correctly, plus interest on said sum at the rate of one and one-half percent (1-1/2%) per month, and provided further, that if a second underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period occurs, then the interest payable on such sum shall be calculated and payable at the rate of two percent (2%) per month. All payments due hereunder shall be made within fifteen (15) days of receipt of a written demand from TSRI.

8. Patent Matters.

8.1 Patent Prosecution and Maintenance. From and after the date of this Agreement, the provisions of this Section 8 shall control the prosecution and maintenance of any patent and patent application included within Licensed Patent Rights. Subject to the requirements, limitations, and conditions set forth in this Agreement, TSRI shall (a) direct and control the preparation, filing and prosecution of the United States and foreign patent applications within Licensed Patent Rights (including without limitation any reissues, reexaminations, appeals to appropriate patent offices and/or courts, interferences and foreign oppositions); and (b) maintain the patents issuing therefrom. TSRI shall select the patent attorney, subject to Licensee’s written approval, which approval shall not be unreasonably withheld. Both parties hereto agree that TSRI may, at its sole discretion, utilize TSRI’s Office of Patent Counsel in lieu of or in addition to independent counsel for patent prosecution and maintenance described herein, and the fees and expenses incurred by TSRI with respect to work done by such Office of Patent Counsel and/or independent counsel shall be paid as set forth below. Licensee shall have full rights of consultation with the patent attorney so selected on all matters relating to Licensed Patent Rights. TSRI shall use its best efforts to implement all reasonable and timely requests made by Licensee with regard to the preparation, filing, prosecution and/or maintenance of the patent applications and/or patents within Licensed Patent Rights.

8.2 Information to Licensee. TSRI shall keep Licensee timely informed of the progress of all patent applications, patents and other submissions relating thereto and give Licensee and Licensee’s counsel reasonable opportunity to review and comment on the text of each patent application within Licensed Patent Rights and other submissions relating thereto before filing, including, but not limited to, the type and scope of the useful claims and the nature of supporting disclosures. TSRI shall provide Licensee with a copy of such patent application as filed, together with notice of its filing date and serial number, and each such submission. TSRI shall provide Licensee with copies of all patent applications, amendments, related correspondence, and other relevant documentation relating to such prosecution.

8.3 Patent Costs. Licensee acknowledges and agrees that the license granted hereunder is in partial consideration for Licensee’s assumption of patent costs and expenses as described herein. Licensee agrees to reimburse and shall reimburse TSRI Twenty Four Thousand Six Hundred Forty Three Dollars ($24,643.00) for all patent fees and expenses previously paid or incurred in connection with Licensed Patent Rights which are as of October 31, 2006. Licensee agrees to pay and shall pay all such past fees, costs, and future cost and patent fees associated with the work performed by TSRI’s Office of Patent Counsel and/or Independent Counsel to prepare, prosecute, and maintain the Licensed Patent Rights within thirty (30) days after Licensee receives an itemized invoice therefor. Failure of Licensee to pay patent costs and expenses as set forth in this Section 8.3 shall immediately relieve TSRI from its obligation to incur any further patent costs and expenses. For the avoidance of doubt, should Licensee be in arrears for any patent costs and expenses due to TSRI for independent counsel, TSRI shall have the right, at its sole discretion, to cease all patent prosecution and allow Licensed Patent Rights to go abandoned. Such action by TSRI shall not constitute a breach of this Agreement. Payment can be made directly to independent counsel, or to TSRI, as the Parties may agree. Licensee may elect with a minimum of ninety (90) days prior written notice to TSRI, to discontinue payment for the filing, prosecution and/or maintenance of any patent application and/or patent within Licensed Patent Rights. Licensee shall remain liable for all patent prosecution and maintenance costs incurred prior to the date of notice of election and for a ninety (90) day period following date of such notice. Any such patent application or patent so elected shall immediately be excluded from the definition of Licensed Patent Rights and from the scope of the licenses granted under this Agreement, and all rights relating thereto shall revert to TSRI and may be freely licensed by TSRI.

8.4 Ownership. The patent applications filed and the patents obtained by TSRI pursuant to Section 8.1 hereof shall be owned solely by TSRI, assigned solely to TSRI and deemed a part of Licensed Patent Rights.

8.5 TSRI Right to Pursue Patent. If at any time during the term of this Agreement, Licensee’s rights with respect to Licensed Patent Rights are terminated, TSRI shall have the right to take whatever action TSRI deems appropriate to obtain or maintain the corresponding patent protection. If TSRI pursues patents under this Section 8.5, Licensee agrees to cooperate fully, including by providing, at no charge to TSRI, all appropriate technical data and executing all necessary legal documents.

8.6 Infringement Actions.

8.6.1 Licensee and TSRI each shall inform the other promptly in writing of any alleged infringement by a third party of the Licensed Patent Rights covering Licensed Products, Licensed Services, and/or Licensed Processes which comes to the its attention and of any reasonably available evidence thereof.

8.6.2 Prosecution of Infringements. During the term of this Agreement, the parties shall consult with each other regarding such infringement of any patent within such Licensed Patent Rights. In order to maintain the licenses granted hereunder in force, Licensee shall prosecute any and all infringements of any Licensed Patent Rights by third parties, unless such infringement is outside of the Field or is economically immaterial. Licensee may enter into settlements, stipulated judgments or other arrangements respecting such infringement, at its own expense, but only with the prior written consent of TSRI, which consent shall not be unreasonably withheld. TSRI shall permit any action to be brought in its name if required by law, and Licensee shall hold TSRI harmless from any costs, expenses or liability respecting all such infringements. TSRI agrees to provide reasonable assistance of a technical nature which Licensee may require in any litigation arising in accordance with the provisions of this Section 8.6.2, for which Licensee shall pay to TSRI a reasonable hourly rate of compensation. In the event Licensee fails to prosecute any such infringement, Licensee shall notify TSRI in writing promptly and TSRI shall have the right, but not the obligation, to prosecute such infringement on its own behalf.

8.6.3 Allocation of Recovery. Any damages or other recovery from an infringement action undertaken pursuant to Section 8.6.2 shall first be used to reimburse the parties for the costs and expenses incurred in such action, and thereafter: (a) the amount attributable to compensatory damages shall be treated as Net Sales and allocated pursuant to Section 3; and (b) all non-compensatory damages (whether denoted at punitive or a statutory penalty) shall be divided seventy percent (70%) to Licensee and thirty (30%) to TSRI. If TSRI prosecutes any such action under Section 8.6.2, then any damages or other recovery net of the parties’ costs and expenses incurred in such infringement shall be the sole property of TSRI.

9. Indemnity and Insurance.

9.1 Indemnity. Licensee hereby agrees to indemnify, defend (by counsel reasonably acceptable to TSRI) and hold harmless TSRI and any parent, subsidiary or other affiliated entity and their trustees, directors, officers, employees, scientists, agents, successors, assigns and other representatives (collectively, the “Indemnitees” from and against all damages, claims, liabilities, losses and other expenses, including without limitation reasonable attorney’s fees, expert witness fees and costs , arising from claims asserted by third parties (“Claim”), that arise out of or relate to (a) Licensee’s or any sublicensee’s use of any of the Licensed Patent Rights, (b) alleged defects or other problems with any of the Licensed Products, Licensed Processes, or Licensed Services manufactured, sold, distributed or rendered by Licensee or any sublicensee, including without limitation any personal injuries, death or property damages related thereto, (c) any advertising or other promotion of the Licensed Products, Licensed Processes, or Licensed Services by Licensee or any sublicensees, (d) any allegations that the Licensed Products, Licensed Processes, or Licensed Services developed, manufactured, sold, distributed or rendered by Licensee or any sublicensee and/or any trademark, service mark, logo, symbol, slogan or other materials used in connection with or to market a Licensed Product, Licensed Process, or Licensed Service violates or infringes upon the trademarks, service marks, trade dress, trade names, copyrights, patents, works of authorship, inventorship rights, trade secrets, database rights, rights under unfair competition laws, rights of publicity, privacy or defamation, or any other intellectual or industrial property rights of any third party, (e) Licensee’s or any sublicensee’s failure to comply with any applicable laws, rules or regulations, (f) Licensee’s or any sublicensee’s transactions with third parties or the operation of their respective businesses, and/or (g) the negligent or willful acts or omissions of Licensee or any sublicensee; provided that to the extent any Claim arises out of any negligent action, or failure to act, by TSRI or TSRI’s breach of any law or regulation, or breach of this Agreement by TSRI, Licensee’s liability for damages will be proportioned to the extent of the respective fault of Licensee and TSRI. Licensee shall not enter into any settlement of such Claims that admits liability on behalf of TSRI without TSRI’s prior written consent. Indemnitees, at their expense, shall have the right to retain separate independent counsel to assist in defending any such Claims. In the event Licensee fails to promptly indemnify and defend such Claims and/or pay Indemnitees’ expenses as provided above, Indemnitees shall have the right to defend themselves, and in that case, Licensee shall reimburse Indemnitees for all of their reasonable attorney’s fees, costs and damages incurred in settling or defending such Claims within thirty (30) days of each of Indemnitees’ written requests. This indemnity shall be a direct payment obligation and not merely a reimbursement obligation of Licensee to Indemnitees.

9.2 Insurance. Licensee shall name TSRI and Indemnitees as “additional insureds” on any commercial general liability and product liability insurance policies maintained by Licensee, its Affiliates and sublicensees applicable to the Licensed Products, Licensed Services, and Licensed Processes.

9.2.1 Beginning at the time any such Licensed Product, Licensed Process, Licensed Service, or Licensed Material is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a sublicensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. During clinical trials of any such product, process or service, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as TSRI shall require, naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage; (ii) broad form contractual liability coverage for Licensee’s indemnification under this Agreement; and (iii) coverage for TSRI’s litigation costs. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to TSRI in its sole discretion. The insurance coverage amounts specified herein or the maintenance of such insurance policies shall not in any way limit Licensee’s indemnity or other liability under this Agreement.

9.2.2 In addition, Licensee, on behalf of itself and its insurance carriers, waives any and all claims and rights of recovery against TSRI and the Indemnitees, including without limitation all rights of subrogation, with respect to either party’s performance under this Agreement or for any loss of or damage to Licensee or its property or the property of others under its control. Licensee’s commercial general liability insurance policy shall also include a waiver of subrogation consistent with this paragraph in favor of TSRI and the Indemnitees. Licensee shall be responsible for obtaining such waiver of subrogation from its insurance carrier. Upon TSRI’s request, Licensee shall deliver to TSRI copies of insurance certificates or binders and such waiver of subrogation that complies with the requirements of this Section 9.

9.2.3 Licensee shall provide TSRI with written evidence of such insurance upon request of TSRI. Licensee shall provide TSRI with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, TSRI shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

9.2.4 Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (a) the period that any Licensed Product or Licensed Service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by Licensee or by a sublicensee, Affiliate or agent of Licensee; and (b) a reasonable period after the period referred to in Section 9.2.4 (a) above which in no event shall be less than fifteen (15) years.

10. Limited Warranty.

10.1 Limited Warranty. TSRI hereby represents and warrants that it has full right and power to enter into this Agreement and that the Licensed Patent Rights have been prosecuted in good faith by TSRI. TSRI MAKES NO OTHER WARRANTIES CONCERNING LICENSED PATENT RIGHTS OR ANY OTHER MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR ARISING OUT OF COURSE OF CONDUCT OR TRADE CUSTOM OR USAGE, AND TSRI DISCLAIMS ALL SUCH EXPRESS OR IMPLIED WARRANTIES. TSRI MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF LICENSED PATENT RIGHTS, OR THAT ANY LICENSED PRODUCT OR LICENSED SERVICE WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING UPON ANY LICENSED PATENT RIGHTS COVERED BY THIS AGREEMENT. FURTHER, TSRI HAS MADE NO INVESTIGATION AND MAKES NO REPRESENTATION THAT THE LICENSED PATENT RIGHTS ARE SUITABLE FOR LICENSEE’S PURPOSES.

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER. TSRI’S AGGREGATE LIABILITY, IF ANY, FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY LICENSEE TO TSRI UNDER THIS AGREEMENT. THE FOREGOING EXCLUSIONS AND LIMITATIONS SHALL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND AND ON ANY THEORY OF LIABILITY, WHETHER BASED ON CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO NEGLIGENCE OR STRICT LIABILITY), OR ANY OTHER GROUNDS, AND REGARDLESS OF WHETHER EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

11. Confidentiality and Publication.

11.1 Treatment of Confidential Information. The parties agree that during the term of this Agreement, and for a period of five (5) years after this Agreement expires or terminates, a party receiving Confidential Information of the other party will (a) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary information; (b) not disclose such Confidential Information to any third party without the prior written consent of the other party; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement. TSRI agrees that Licensee and its sublicensees shall be permitted to disclose information that relates to the subject matter claimed in the Licensed Patent Rights in connection with the exercise of the rights licensed hereunder by TSRI to Licensee as long as the disclosure of such information is protected under written obligations of confidentiality which are at least as restrictive as those contained in this Agreement.

11.2 Publications. Licensee agrees that TSRI shall have a right to publish scientific data or results generated by TSRI in accordance with its general policies, and that this Agreement shall not restrict, in any fashion, TSRI’s right to publish.

11.3 Publicity. Except as otherwise provided herein or required by law, no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders’ reports, or otherwise, relating to this Agreement or to any sublicense hereunder, or to the performance hereunder or under any such sublicense agreements, without the prior written approval of the other party, which approval shall not be unreasonably withheld. Once material is so approved for publication, either party shall be permitted to re-publish it thereafter without seeking additional consent from the other party. Notwithstanding the foregoing, Licensee may make such disclosure as it deems reasonable in order to comply with law, including the files and regulations of the U.S. Securities and Exchange Commission and of the Nasdaq Global Market or such other market on which the Licensee is then listed. Scientific publications published in accordance with Section 11.2 of this Agreement shall not be construed as publicity governed by this Section 11.3.

12. Term and Termination.

12.1 Term. Unless terminated sooner in accordance with the terms set forth herein, this Agreement, and the licenses granted hereunder, shall expire or terminate upon the expiration of the payment obligations of Licensee as provided in Section 3.9 hereof.

12.2 Termination Upon Mutual Agreement. This Agreement may be terminated by mutual written consent of both parties.

12.3 Termination by TSRI. TSRI may terminate this Agreement as follows:

(a) If Licensee does not make a payment due hereunder and fails to cure such non-payment (including the payment of interest in accordance with Section 14.2) within thirty (30) days after the date of notice in writing of such non-payment by TSRI;

(b) If Licensee defaults in its indemnification and insurance obligations under Section 9;

(c) As provided in Section 6.2;

(d) If Licensee shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it. Such termination shall be effective immediately upon TSRI giving written notice to Licensee;

(e) If an examination by TSRI’s accountant pursuant to Section 7 shows an underreporting or underpayment by Licensee in excess of twenty percent (20%) for any twelve month period, and a subsequent audit shows a similar underreporting of underpayment by Licensee in excess of twenty (20%) or more for any subsequent calendar year;

(f) If Licensee is convicted of a felony, and all rights of appeal with respect thereto have been exhausted, relating to the manufacture, use or sale of Licensed Products, Licensed Services, or Licensed Processes; or

(g) Except as provided in subparagraphs (a)—(f) above, if Licensee defaults in the performance of any obligations under this Agreement and the default has not been remedied within sixty (60) days after the date of notice in writing of such default by TSRI.

12.4 Termination by Licensee. Licensee may terminate this Agreement by giving ninety (90) days advance written notice of termination to TSRI.

12.5 Rights Upon Expiration. Neither party shall have any further rights or obligations upon the expiration of this Agreement upon its regularly scheduled expiration date other than the obligation of Licensee to make any and all reports and payments for the final quarterly period. Provided, however, that upon such expiration, each party shall be required to continue to abide by its non-disclosure obligations as described in Section 11.1 which shall survive shall expiration. The right of TSRI to audit pursuant to Section 7, Licensee’s obligation to indemnify TSRI and maintain insurance as described in Section 9 and Sections 2.6, 2.7, 6.3, 6.4, 6.5, 6.6, 8.3, 8.4, 10, 11.1, 12 and 14 shall also survive the expiration of this Agreement.

12.6 Rights Upon Termination. Notwithstanding any other provision of this Agreement, upon any termination of this Agreement prior to the regularly scheduled expiration date of this Agreement, the licenses granted hereunder shall terminate and revert to TSRI, and all sublicenses granted by Licensee shall also automatically terminate. Except as otherwise provided in Section 12.7 of this Agreement with respect to work-in-progress, upon such termination, Licensee shall have no further right to develop, manufacture or market any Licensed Product or Licensed Service, or to otherwise use any Licensed Patent Rights. Upon any such termination, Licensee shall promptly return all materials, samples, documents, information, and other materials that embody or disclose Licensed Patent Rights; provided, however, that Licensee shall not be obligated to provide TSRI with proprietary information that Licensee can show that it independently developed. Any such termination shall not relieve either party from any obligations accrued to the date of such termination. Upon such termination, each party shall be required to abide by its nondisclosure obligations as described in Section 11.1 which shall survive such termination. The right of TSRI to audit pursuant to Section 7, Licensee’s obligation to indemnify TSRI and maintain insurance as described in Section 9, and Sections 2.6, 2.7, 6.3, 6.4, 6.5, 6.6, 8.3, 8.4, 10, 11.1, 12 and 14 shall also survive the termination of this Agreement.

12.7 Work-in-Progress. Upon any such early termination of the licenses granted hereunder in accordance with this Agreement, Licensee shall be entitled to finish any work-in-progress and to sell any completed inventory of a Licensed Product covered by such licenses which remain on hand as of the date of the termination, so long as Licensee sells such inventory in the normal course of business and at regular selling prices and pays to TSRI the royalties applicable to said subsequent sales in accordance with the terms and conditions as set forth in this Agreement, provided that no such sales shall be permitted after the expiration of six (6) months after the date of termination.

12.8 Final Royalty Report. Upon termination or expiration of this Agreement, Licensee shall submit a final report to TSRI, and any payments due TSRI and unreimbursed patent expenses invoiced by TSRI shall become immediately payable.

13. Assignment; Successors.

13.1 Assignment. This Agreement may not be assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise) by Licensee without the prior written consent of TSRI which shall not be unreasonably withheld; provided however that Licensee may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all of its business, or in the event of its merger, consolidation, change in control, or other similar transaction. Any and all other assignments of this Agreement or any rights granted hereunder by Licensee without the prior written consent of TSRI are void.

13.2 Binding Upon Successors and Assigns. Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of TSRI and Licensee. Any such successor or assignee of Licensee’s interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Licensee and such written assumption shall be delivered to TSRI as a condition to TSRI’s agreement to consent to any such assignment.

14. General Provisions.

14.1 Independent Contractors. The relationship between TSRI and Licensee is that of independent contractors. TSRI and Licensee are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. TSRI and Licensee shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

14.2 Late Payments. Except as otherwise provided in Section 7, late payments of any and all payments due hereunder shall be subject to a charge of one and one-half percent (1-1/2%) per month, or two hundred and fifty dollars ($250) whichever is greater.

14.3 Governmental Approvals and Marketing of Licensed Products. Licensee shall be responsible for obtaining all necessary governmental approvals for the development, production, distribution, performance, sale and use of any Licensed Product, Licensed Service and/or Licensed Process, at Licensee’s expense, including, without limitation, any safety studies. Licensee shall have sole responsibility for any warning labels, packaging and instructions as to the use of Licensed Products and for the quality control for any Licensed Products.

14.4 Patent Marking. To the extent required by applicable law, Licensee shall mark all Licensed Products or their containers in accordance with the applicable patent marking laws.

14.5 No Use of Name. The use of the name “The Scripps Research Institute”, “Scripps”, “TSRI” or any variation thereof in connection with the advertising, sale or performance of Licensed Products, Licensed Services, or Licensed Processes is expressly prohibited.

14.6 U.S. Manufacture. To the extent required, Licensee agrees to abide by the Preference for United States Industry as set forth in 37 CFR 401.14 (I).

14.7 Foreign Registration. Licensee agrees to register this Agreement with any foreign governmental agency that requires such registration, and Licensee shall pay all costs and legal fees in connection therewith. In addition, Licensee shall ensure that all foreign laws affecting this Agreement or the sale of Licensed Products, Licensed Services or Licensed Processes are fully satisfied.

14.8 Use of Materials. Licensee agrees that its use of any materials supplied by TSRI shall comply with all applicable statutes, regulations, and guidelines. Licensee agrees not to use any materials supplied by TSRI for research involving human subjects or clinical trials in the United States without complying with 21 CFR 50 and 45 CFR 46. Licensee agrees not to use any materials supplied by TSRI for research involving human subjects or clinical trials outside of the United States without complying with the applicable regulations of the appropriate national control authorities.

14.9 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding confidential arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and the procedures set forth below. In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

14.9.1 Location. The location of the arbitration shall be in the County of San Diego, California.

14.9.2 Selection of Arbitrators. The arbitration shall be conducted by a panel of three neutral arbitrators who are independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration. Each party shall appoint one neutral arbitrator, and these two arbitrators so selected by the parties shall then select the third arbitrator, and all arbitrators must have substantial experience in mediating or arbitrating cases regarding the same or substantially similar subject matter as the dispute between Licensee and TSRI. If one party has given written notice to the other party as to the identity of the arbitrator appointed by the party, and the party thereafter makes a written demand on the other party to appoint its designated arbitrator within the next thirty (30) days, and the other party fails to appoint its designated arbitrator within thirty (30) days after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two arbitrators.

14.9.3 Discovery. The arbitrators shall decide any disputes and shall control the process concerning these pre-hearing discovery matters. Pursuant to the Rules of AAA, the parties may subpoena witnesses and documents for pre-hearing discovery and/or for presentation at the hearing.

14.9.4 Case Management. Prompt resolution of any dispute is important to both parties; and the parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

14.9.5 Remedies. The arbitrators may grant any legal or equitable remedy or relief that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, provided however, that no punitive damages may be awarded. No court action shall be maintained seeking punitive damages. The decision of any two of the three arbitrators appointed shall be binding upon the parties. Notwithstanding anything to the contrary in this Agreement, prior to or while an arbitration proceeding is pending, either party has the right to seek and obtain injunctive and other equitable relief from a court of competent jurisdiction to enforce the parties’ rights hereunder.

14.9.6 Expenses. The expenses of the arbitration, including the arbitrators’ fees, expert witness fees, and attorney’s fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned between the parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrators’ fees as and when billed by the arbitrators.

14.9.7 Confidentiality. Except as set forth below and as necessary to obtain or enforce a judgment upon any arbitration award, the parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Additionally, if a party has stock which is publicly traded, the party may make such disclosures as are required by applicable securities laws, but will use commercially reasonable efforts to seek confidential treatment for such disclosure.

14.10 Entire Agreement; Modification. This Agreement and all of the attached Exhibits set forth the entire agreement and understanding between the parties as to the subject matter hereof, and supersedes all prior or contemporaneous agreements or understandings, whether oral or written. There shall be no amendments or modifications to this Agreement, except by a written document that is signed by both parties.

14.11 California Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to the conflicts of laws principles thereof. Each party hereby irrevocably submits to the exclusive jurisdiction and venue of the Federal and State courts located in San Diego County, California, for any action or proceeding to enforce an arbitration award or as otherwise provided in Section 14.9.5, and waives any right to contest or otherwise object to such jurisdiction or venue.

14.12 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

14.13 Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

14.14 No Waiver. Any delay in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

14.15 Name. Whenever there has been an assignment or a sublicense by Licensee as permitted by this Agreement, the term “Licensee” as used in this Agreement shall also include and refer to, if appropriate, such assignee or sublicensee.

14.16 Attorneys’ Fees. In the event of a dispute between the parties hereto or in the event of any default hereunder, the party prevailing in the resolution of any such dispute or default shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in connection with resolving such dispute or default.

14.17 Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by telefax, telex or cable, charges prepaid, or by overnight courier, postage prepaid and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

For TSRI:	The Scripps Research Institute
10550 North Torrey Pines Road, TPC-9
La Jolla, California 92037
Attention: Director, Technology Development
Fax No.: (858) 784-9910

with a copy to:	The Scripps Research Institute
10550 North Torrey Pines Road, TPC-8
La Jolla, California 92037
Attention: General Counsel
Fax No.: (858) 784-9399

For Licensee:	Repligen Corporation
41 Seyon Street, Building #1
Waltham, MA 02453
Attention: Chief Executive Officer
Fax No.: (781) 250-0115

with a copy to:	Goodwin Procter LLP
53 State Street

Boston, MA 02109
Attention: Robert E. Puopolo
Fax No.: (617) 523-1231

Notices shall be deemed delivered upon the earlier of (a) when received; (b) three (3) days after deposit into the U.S. Mail; (c) the date notice is sent via telefax, telex or cable; or (d) the day immediately following delivery to overnight courier (except Sunday and holidays).

14.18 Compliance with U.S. Laws. Nothing contained in this Agreement shall require or permit TSRI or Licensee to do any act inconsistent with the requirements of any United States law, regulation or executive order as the same may be in effect from time to time.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

TSRI:		LICENSEE:

THE SCRIPPS RESEARCH INSTITUTE		REPLIGEN CORPORATION

By:	signature illegible	By:	/s/Walter C. Herlihy
Title:	Senior Vice President Business and Scientific Services	Title:	President & CEO